As filed with the U.S. Securities and Exchange Commission on June 29, 2021 under the Securities Act of 1933, as amended.

Registration No. 333-254003

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Post-Effective Amendment No. 2

to Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

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Corsair Partnering Corporation

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	6770	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number) 717 Fifth Avenue, 24th Floor New York, NY 10022 (212) 224-9400	(I.R.S. Employer Identification Number)

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

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D.T. Ignacio Jayanti Chief Executive Officer Jeremy S. Schein President Corsair Partnering Corporation 717 Fifth Avenue, 24th Floor New York, NY 10022 (212) 224-9400

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

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Copies to:

Derek Dostal John Amorosi Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 Tel: (212) 450-4000	Suzanne Correy Maples and Calder (Cayman) LLP PO Box 309, Ugland House Grand Cayman KY1-1104 Cayman Islands Tel: (345) 949-8066	Joel Rubinstein Elliott Smith White & Case LLP 1221 Avenue of the Americas New York, NY 10020 Tel: (212) 819-8200

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.

See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

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CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount Of Registration Fee
Units, each consisting of one Class A ordinary share, $0.0001 par value, and one-third of one redeemable warrant(2)	28,750,000 Units	$ 10.00	$ 287,500,000	$ 31,366
Class A ordinary shares included as part of the units(3)	28,750,000 Shares	—	—	—	(4)
Redeemable warrants included as part of the units(3)	9,583,333 Warrants	—	—	—	(4)
Class A ordinary shares issuable upon exercise of redeemable warrants included as part of the units	9,583,333 Shares	$ 11.50	$110,208,330	$12,024
Total			$370,156,250	$43,390	(5) (6)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Includes 3,750,000 units, consisting of 3,750,000 Class A ordinary shares and 1,250,000 redeemable warrants, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)	Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share sub-divisions, share dividends or similar transactions.

(4)	No fee pursuant to Rule 457(g).

(5)	Calculated pursuant to Rule 457(g) under the Securities Act, based on the exercise price of the warrants.

(6)	The registrant previously paid a registration fee of $56,538 in relation to its filing of its initial Registration Statement on Form S-1 (No. 333-254003) on March 8, 2021.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The sole purpose of this Post-Effective Amendment No. 2 (this “Post-Effective Amendment No. 2”) to the Registration Statement on Form S-1 (File No. 333-254003) (the “Registration Statement”) of Corsair Partnering Corporation (the “Company”) is to file Exhibit 23.1 hereto. Accordingly, this Post-Effective Amendment No. 2 consists only of the facing page, this explanatory note, Part II, including the signature page and the exhibit index, and the exhibit filed herewith. This Post-Effective Amendment No. 2 does not contain a copy of the prospectus that was included in Post-Effective Amendment No. 1 to the Registration Statement filed with the U.S. Securities and Exchange Commission on May 7, 2021, and is not intended to amend or delete any part of the prospectus. No additional securities are being registered under this Post-Effective Amendment No. 2. All applicable registration fees have been previously paid.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:

Legal fees and expenses	$ 350,000
Accounting fees and expenses	42,000
SEC/FINRA Expenses	89,413
NYSE listing and filing fees	85,000
Director and Officer liability insurance premiums(1)	787,500
Printing and engraving expenses	20,000
Miscellaneous	126,087
Total offering expenses (other than underwriting commissions)	$ 1,500,000

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(1)  This amount represents the approximate amount of annual director and officer liability insurance premiums the registrant anticipates paying following the completion of its initial public offering and until it completes a partnering transaction.

Item 14. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We may purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors. We also intend to enter in indemnity agreements with them.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate a partnering transaction.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

On January 9, 2021, one of our affiliates purchased an aggregate of (a) 2,300,000 founder shares in exchange for a capital contribution of $6,250, or approximately $0.0043 per share and (b) 120,000 performance shares for a capital contribution of $18,750, or approximately $0.0750 per share, and on January 21, 2021 (x) exchanged 130,000 founder shares on a one for one basis for performance shares and (y) surrendered 157,500 founder shares. Such founder shares and performance shares were assigned to our sponsor on January 28, 2021. On April 30, 2021, our sponsor surrendered 575,000 founder shares for no consideration, such that at the date hereof, there are 1,437,500 founder shares and 250,000 performance shares issued and outstanding. Such securities were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act, and were subsequently transferred to our sponsor pursuant to Regulation S under the Securities Act. The number of founder shares outstanding was determined based on the expectation that the total size of this offering would be a maximum of 28,750,000 units if the underwriters’ over-allotment option is exercised in full and therefore that such founder shares would represent 5% of the outstanding Class A ordinary shares issued in this offering. Up to 187,500 of these shares will be forfeited depending on the extent to which the underwriters’ over-allotment is exercised.

Our sponsor is an accredited investor for purposes of Rule 501 of Regulation D. Each of the equity holders in our sponsor is an accredited investor under Rule 501 of Regulation D. The sole business of our sponsor is to act as the company’s sponsor in connection with this offering. The limited partnership agreement of our sponsor provides that its membership interests may only be transferred to our officers or directors or other persons affiliated with our sponsor, or in connection with estate planning transfers.

Our sponsor has committed, pursuant to a written agreement, to purchase from us an aggregate of 5,000,000 private placement warrants (or 5,500,000 private placement warrants if the underwriters’ over-allotment option is exercised in full) at $1.50 per private placement warrants (for an aggregate purchase price of $7,500,000 (or $8,250,000 if the underwriters’ over-allotment option is exercised in full)). This purchase will take place on a private placement basis simultaneously with the completion of our initial public offering. This issuance will be made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

In connection with the consummation of this offering, we expect to enter into a forward purchase agreement with one or more purchasers, which will provide for the purchase of up to $100,000,000 of units, with each unit consisting of one Class A ordinary share and one-third of one warrant to purchase one Class A ordinary share at $11.50 per share, subject to adjustment, for a purchase price of $10.00 per unit, in a private placement to occur concurrently with the closing of our initial partnering transaction. These issuances, if any, will be made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. Any such purchaser of securities shall be an accredited investor for purposes of Rule 501 of Regulation D.

No underwriting discounts or commissions were paid with respect to such sales.

Item 16. Exhibits and Financial Statement Schedules.

EXHIBIT INDEX

Exhibit No. Description

1.1	Form of Underwriting Agreement.**

3.1	Memorandum and Articles of Association, as currently in effect.**

3.2	Form of Amended and Restated Memorandum and Articles of Association.**

4.1	Form of Specimen Units Certificate.**

4.2	Form of Specimen Class A Ordinary Share Certificate.**

4.3	Form of Specimen Warrant Certificate.**

4.4	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.**

5.1	Opinion of Davis Polk & Wardwell LLP.**

5.2	Opinion of Maples and Calder (Cayman) LLP, Cayman Islands counsel to the Registrant.**

10.1	Form of Letter Agreement among the Registrant, Corsair Partnering Sponsor LP and each of the executive officers and directors of the Registrant.**

10.2	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant.**

10.3	Form of Registration and Shareholder Rights Agreement among the Registrant, Corsair Partnering Sponsor LP and the Holders signatory thereto.**

10.4	Form of Private Placement Warrants Purchase Agreement among the Registrant and Corsair Partnering Sponsor LP.**

10.5	Form of Indemnity Agreement.**

10.6	Promissory Note issued to Corsair Capital Group, Ltd.**

10.7	Securities Subscription Agreement between Jeremy S. Schein and Corsair Partnering Corporation.**

10.8	Form of Administrative Services Agreement among the Registrant and Corsair Partnering Sponsor LP.**

10.9	Form of Forward Purchase Agreement.**

10.10	Assignment and Assumption Agreement among the Registrant, Corsair Capital Group, Ltd. and Corsair Partnering Sponsor LP **

10.11	Securities Assignment Agreement between Jeremy S. Schein and Corsair Partnering Sponsor LP **

23.1	Consent of WithumSmith+Brown, PC.*

23.2	Consent of Davis Polk & Wardwell LLP (included on Exhibit 5.1).**

23.3	Consent of Maples and Calder (Cayman) LLP, (included on Exhibit 5.2).**

24.1	Power of Attorney (included on signature page of the initial filing of this Registration Statement).**

99.1	Consent of Maripat Alpuche.**

99.2	Consent of Daniel J. Eckert.**

99.3	Consent of William I. Jacobs.**

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*	Filed herewith.

**	Previously filed.

(b)       Financial Statements: None.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on the 29th day of June, 2021.

CORSAIR PARTNERING CORPORATION

By:	/s/ Paul Cabral
	Name:	Paul Cabral
	Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Chief Executive Officer and Director	June 29, 2021
D.T. Ignacio Jayanti	(Principal Executive Officer)

/s/ Paul Cabral	Chief Financial Officer	June 29, 2021
Paul Cabral	(Principal Financial Officer and Principal Accounting Officer)

*	President and Director	June 29, 2021
Jeremy S. Schein

By:	/s/ Paul Cabral
	Name:	Paul Cabral
	Title:	Attorney-in-fact